EXHIBIT 99.1

DRAFT

American Eagle Outfitters

Reports Fourth Quarter 2008 Results

Pittsburgh, March 11, 2009 - American Eagle Outfitters, Inc. (NYSE:AEO) today announced that adjusted earnings for the fourth quarter ended January 31, 2009 were $0.19 per diluted share, excluding non-cash other-than-temporary investment security and store impairment charges totaling $0.03 per diluted share. This compares to $0.66 per diluted share for the quarter ended February 2, 2008.

The company also that announced adjusted earnings for the fiscal year ended January 31, 2009 were $0.99, excluding non-cash other-than-temporary investment security and store impairment charges totaling $0.13 per diluted share. This compares to $1.82 per diluted share for the year ended February 2, 2008.

"The fourth quarter proved to be a disappointing conclusion to an extremely challenging year," said Jim O'Donnell, Chief Executive Officer. "In response to sharply lower demand in the fourth quarter, we increased unplanned promotions, enabling us to successfully clear through inventory. While our earnings were clearly not up to our standards or our potential, our business remains profitable and financially healthy."

O'Donnell continued, "Looking ahead, we cannot accept this kind of performance, recession or not. We know that our customer responds when we have the right fashion at the right price. As such, we are vigorously pursuing major improvements within all of our brands, while maintaining a conservative approach toward inventory investments, capital spending and operating expense. We expect to capitalize on opportunities within our business, and be well-positioned for a rebound."

Fourth Quarter Results

Total sales for the quarter ended January 31, 2009 decreased 9% to $905.7 million compared to $995.4 million for the quarter ended February 2, 2008. Fourth quarter comparable store sales decreased 16%, compared to a 2% decline last year.

Gross profit for the fourth quarter was $311.6 million, or 34.4% as a rate to sales, compared to $455.3 million, or 45.7% as a rate to sales last year. The merchandise margin declined by 990 basis points, primarily due to higher markdowns, as a result of lower-than-expected sales. Additionally, the initial mark-up declined as a result of increased merchandise cost. As a rate to sales, buying, occupancy and warehousing costs increased by 140 basis points, due primarily to de-leveraging of rent related to the fourth quarter comparable store sales decline.

Selling, general and administrative expense of $221.5 million includes a $6.7 million charge related to the impairment of certain underperforming stores. Excluding this charge, SG&A expense decreased 1% to $214.8 million from $217.6 million last year. Reduced incentive compensation and expense controls drove the decline over last year. As a rate to sales, SG&A increased to 24.4% from 21.9% last year, primarily due to the store impairment charge and the fourth quarter comparable store sales decline.

Operating income for the quarter was $53.4 million, compared to $209.2 million last year.  The operating margin was 5.9%, compared to 21.0% last year.

Other income, net was $2.9 million versus $10.7 million last year.  The decline was primarily due to lower interest income, which resulted from an overall decrease in interest rates and lower investment balances compared to last year.

Additionally, we recognized a $3.0 million other-than-temporary impairment charge in connection with the valuation of our investment securities.  (See paragraph titled Investment Securities.)

The company generated net income during the fourth quarter of $32.7 million, compared to $140.5 million last year.

Fiscal 2008 Results

Total sales for the year ended January 31, 2009 decreased 2% to $2.989 billion, compared to $3.055 billion for year ended February 2, 2008. Comparable store sales decreased 10% for the year compared to the same period last year.

Gross profit for the year was $1.174 billion, or 39.3% as a rate to sales, compared to $1.423 billion, or 46.6% as a rate to sales last year. The merchandise margin declined by 560 basis points, primarily due to higher markdowns. Buying, occupancy and warehousing costs increased by 170 basis points, due to new stores as well as the comparable store sales decline.

Selling, general and administrative expenses of $740.7 million includes a $6.7 million charge related to store impairment. Excluding this charge, SG&A expense increased 3% to $734.0 million from $715.2 million last year. As a rate to sales, SG&A increased to 24.8% from 23.4% last year, primarily due to the comparable store sales decline, as well as the impairment charge.

Operating income for the year was $302.1 million, compared to $598.8 million last year.  The operating margin was 10.1%, compared to 19.6% last year.

Other income, net was $17.8 million versus $37.6 million last year.  The decline was primarily due to lower interest income, which resulted from an overall decrease in interest rates and lower investment balances compared to last year.

Additionally, we recognized a $22.9 million other-than-temporary impairment charge in connection with the valuation of our investment securities.  (See paragraph titled Investment Securities.)

The company generated net income during the fiscal year of $179.1 million, compared to $400.0 million last year.

Inventory

Total merchandise inventories at the end of the fourth quarter were $294.9 million, an increase of $8.4 million compared $286.5 million last year. The increase was primarily a result of 122 new stores and represented a decrease of 8% on a cost per square foot basis. Looking ahead, the company expects first quarter average weekly inventory to be down in the mid single-digits on a cost per square foot basis..

AEO Direct

The company's direct business, which includes ae.com, aerie.com, 77kids.com and martinandosa.com, is an important area of growth. In fiscal 2008, sales increased 26% to $307.0 million compared to $243.5 million in fiscal 2007.

Capital Expenditures

For the fourth quarter, capital expenditures were $39 million compared to $60 million last year. For fiscal 2008, capital expenditures totaled $265 million compared to $250 million last year. Of the 2008 capital expenditures, approximately one half related to new and remodeled stores. The balance of the 2008 capital spend related to investments in the company's home office, distribution centers and IT initiatives to support AEO Direct and brand growth.

The company continues to expect 2009 capital expenditures to be in the range of $110 to $135 million. Of this amount, approximately one half relates to new and remodeled stores, including a flagship store in Times Square. The remaining half relates to the completion of the current distribution center and headquarters projects, as well as IT initiatives.

Real Estate

In the fourth quarter, the company opened three AE stores, five aerie stores and one MARTIN + OSA store and closed seven AE stores.  In fiscal 2008, the company opened a total of 35 AE stores, 77 aerie stores and 10 MARTIN + OSA stores.  Together with 30 AE store remodels, and 11 store closings, gross square footage increased 11%.  In 2009, the company is planning approximately 11 new and 25 to 35 remodeled AE stores and 17 new aerie stores, for total square footage growth of approximately 3%.

Cash and Cash Equivalents, Short-term Investments and Long-term Investments

The company ended the fourth quarter with total cash and cash equivalents, short-term investments and long-term investments of $735 million. This includes $262 million of investments in auction rate and preferred securities, net of impairment.

Investment Securities

During the fourth quarter, the company incurred an other-than-temporary impairment charge of $3.0 million recognized in earnings, and a net temporary impairment charge of $5.3 million recognized through other comprehensive income, in connection with the valuation of its investment portfolio. For the fiscal year 2008, the company incurred an other-than-temporary impairment charge of $22.9 million recognized in earnings, and a net temporary impairment charge of $35.3 million recognized through other comprehensive income.

2009 Outlook

"Looking ahead, protecting our profitability, while thoughtfully investing in our future are the principles behind our 2009 plan," said Chief Financial Officer, Joan Hilson. "With economic uncertainties prevailing, our plan reflects prudence across all financial aspects, including inventory investments, expense reductions and lowered capital spending. Last year, we proactively began lowering our cost structure, with a number of expense initiatives, which included the elimination of open positions, the consolidation of non-merchandise supply procurement and across the board budget reductions. These initiatives totaled savings of approximately $50 million. This year, we will continue to pursue expense reductions across all areas of our organization."

First Quarter 2009 Guidance

Based on our current view of sales trends, we expect first quarter earnings to be in a range of $0.04 to $0.07 per share, compared to earnings of $0.21 per share last year. This guidance excludes the possibility of additional losses related to investment securities.

Conference Call Information

At 9:00 a.m. Eastern Time on March 11, 2009, the company's management team will host a conference call to review the financial results.  To listen to the call, dial 1-877-407-0789 or internationally dial 1-201-689-8562 five to seven minutes prior to the scheduled start time.  The conference call will also be simultaneously broadcast over the Internet at www.ae.com or www.streetevents.com.  Anyone unable to listen to the call can access a replay beginning March 11, 2009 at 12:00 p.m. Eastern Time through March 25, 2009.  To listen to the replay, dial 1-877-660-6853, or internationally dial 1-201-612-7415, and reference account 3055 and confirmation code 311680. An audio replay of the conference call will also be available at www.ae.com.

Non-GAAP Measures

This press release includes information on non-GAAP earnings per share information. This measure is not based on any standardized methodology prescribed by U.S. generally accepted accounting principles ("GAAP") and is not necessarily comparable to similar measures presented by other companies. The Company believes that this non-GAAP information is useful as an additional means for investors to evaluate the Company's operating performance, when reviewed in conjunction with the Company's GAAP financial statements. This amount is not determined in accordance with GAAP and therefore, should not be used exclusively in evaluating the Company's business and operations.

* * * *

American Eagle Outfitters, Inc., through its subsidiaries, ("AEO, Inc.") offers high-quality, on-trend clothing, accessories and personal care products at affordable prices.  The American Eagle Outfitters brand targets 15 to 25 year old girls and guys, with 954 stores in the U.S. and Canada and online at www.ae.com.  aerie by american eagle offers Dormwear and intimates collections for the AE girl, with 116 standalone stores in the U.S. and Canada and online at www.aerie.com.  MARTIN + OSA provides Refined Casual fashions for 28 to 40 year old men and women at its 28 stores and online at www.martinandosa.com.  The latest brand, 77kids by american eagle, is available online only at www.77kids.com. 77kids offers "kid cool," durable clothing and accessories for kids ages two to 10.  AE.COM, the online home of the brands of AEO, Inc. ships to more than 60 countries worldwide.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements, which represent our expectations or beliefs concerning future events, specifically regarding first quarter earnings. All forward-looking statements made by the company involve material risks and uncertainties and are subject to change based on factors beyond the company's control. Such factors include, but are not limited to the risk that the Company's operating, financial and capital plans may not be achieved and the risks described in the Risk Factor Section of the company's Form 10-K and Form 10-Q filed with the Securities and Exchange Commission. Accordingly, the company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The company does not undertake to publicly update or revise its forward-looking statements even if future changes make it clear that projected results expressed or implied will not be realized.
AMERICAN EAGLE OUTFITTERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (dollars in thousands)
Assets	January 31, 2009 (Unaudited)	February 2, 2008
Cash and cash equivalents	$473,342	$116,061
Short-term investments	10,510	503,878
Merchandise inventory	294,928	286,485
Accounts and note receivable	41,471	31,920
Prepaid expenses and other	59,660	35,486
Deferred income taxes	45,447	47,004
Total current assets	925,358	1,020,834
Property and equipment, net	740,240	625,568
Goodwill, net	10,706	11,479
Long-term investments	251,008	165,810
Non-current deferred income taxes	15,001	24,238
Other assets, net	21,363	19,751
Total Assets	$1,963,676	$1,867,680

Liabilities and Stockholders' Equity
Accounts payable	$152,068	$157,928
Notes payable	75,000	-
Accrued compensation and payroll taxes	29,417	49,494
Accrued rent	64,695	62,161
Accrued income and other taxes	6,259	22,803
Unredeemed gift cards and gift certificates	42,299	54,554
Current portion of deferred lease credits	13,726	12,953
Other current liabilities	18,299	16,285
Total current liabilities	401,763	376,178
Deferred lease credits	88,314	70,355
Non-current accrued income taxes	39,898	44,837
Other non-current liabilities	24,670	35,846
Total non-current liabilities	152,882	151,038
Commitments and contingencies	-	-
Preferred stock	-	-
Common stock	2,485	2,481
Contributed capital	513,574	493,395
Accumulated other comprehensive (loss) income	(14,389)	35,485
Retained earnings	1,694,161	1,601,784
Treasury stock	(786,800)	(792,681)
Total stockholders' equity	1,409,031	1,340,464
Total liabilities and stockholders' equity	$1,963,676	$1,867,680
Current ratio	2.30	2.71

AMERICAN EAGLE OUTFITTERS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS (dollars and shares in thousands, except per share amounts)
	13 Weeks Ended
	January 31, 2009	% of sales	February 2, 2008	% of sales
	(Unaudited)		(Unaudited)
Net sales	$905,713	100.0%	$995,401	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	594,076	65.6%	540,086	54.3%
Gross profit	311,637	34.4%	455,315	45.7%
Selling, general and administrative expenses	221,490	24.4%	217,644	21.9%
Depreciation and amortization expense	36,794	4.1%	28,479	2.8%
Operating income	53,353	5.9%	209,192	21.0%
Other income, net	2,905	0.3%	10,654	1.1%
Other-than-temporary impairment charge	3,005	0.3%	-	0.0%
Income before income taxes	53,253	5.9%	219,846	22.1%
Provision for income taxes	20,522	2.3%	79,367	8.0%
Net income	$32,731	3.6%	$140,479	14.1%

Net income per basic common share:	$0.16		$0.67
Net income per diluted common share:	$0.16		$0.66

Weighted average common shares outstanding - basic	205,280		210,227
Weighted average common shares outstanding - diluted	206,565		214,059

	52 Weeks Ended
	January 31, 2009	% of sales	February 2, 2008	% of sales
	(Unaudited)
Net sales	$2,988,866	100.0%	$3,055,419	100.0%
Cost of sales, including certain buying, occupancy and warehousing expenses
	1,814,765	60.7%	1,632,281	53.4%
Gross profit	1,174,101	39.3%	1,423,138	46.6%
Selling, general and administrative expenses	740,742	24.8%	715,180	23.4%
Depreciation and amortization expense	131,219	4.4%	109,203	3.6%
Operating income	302,140	10.1%	598,755	19.6%
Other income, net	17,790	0.6%	37,626	1.2%
Other-than-temporary impairment charge	22,889	0.8%	-	0.0%
Income before income taxes	297,041	9.9%	636,381	20.8%
Provision for income taxes	117,980	3.9%	236,362	7.7%
Net income	$179,061	6.0%	$400,019	13.1%

Net income per basic common share:	$0.87		$1.85
Net income per diluted common share:	$0.86		$1.82

Weighted average common shares outstanding - basic	205,169		216,119
Weighted average common shares outstanding - diluted	207,582		220,280

Total gross square footage at end of period:	6,328,167		5,709,932
Store count at end of period:	1,098		987

AMERICAN EAGLE OUTFITTERS, INC. GAAP to Non-GAAP reconciliation (unaudited)
	13 Weeks Ended
	January 31, 2009	February 2, 2008
Diluted EPS on a GAAP basis (as reported)	$0.16	$0.66
Add back: Impact of other-than-temporary investment security impairment
	0.01	-
Add back: Impact of store impairment	0.02	-
Non-GAAP Diluted EPS	$0.19	$0.66

	52 Weeks Ended
	January 31, 2009	February 2, 2008
Diluted EPS on a GAAP basis (as reported)	$0.86	$1.82
Add back: Impact of other-than-temporary investment security impairment
	0.11	-
Add back: Impact of store impairment	0.02	-
Non-GAAP Diluted EPS	$0.99	$1.82

AMERICAN EAGLE OUTFITTERS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (dollars in thousands)

	52 Weeks Ended
	January 31, 2009	February 2, 2008	February 3, 2007
	(Unaudited)
Operating activities:
Net income	$179,061	$400,019	$387,359
Adjustments to reconcile income to net cash provided by operating activities:
Depreciation and amortization	133,141	110,753	89,698
Share-based compensation	20,296	33,670	36,556
Provision for deferred income taxes	24,473	(8,147)	(27,615)
Tax benefit from share-based payments	1,121	7,260	25,465
Excess tax benefit from share-based payments	(693)	(6,156)	(19,541)
Foreign currency transaction (gain) loss	(1,141)	1,221	687
Loss on impairment of assets	6,713	592	-
Other-than-temporary impairment charges	22,889	-	-
Proceeds from sale of trading securities	-	-	183,968
Changes in assets and liabilities:
Merchandise inventory	(13,735)	(19,074)	(53,527)
Accounts and note receivable	(10,094)	(5,660)	7,448
Prepaid expenses and other	(24,781)	(1,334)	(4,204)
Other assets, net	390	(3,242)	(5,357)
Accounts payable	(3,053)	(15,559)	32,345
Unredeemed gift cards and gift certificates	(11,392)	(699)	11,623
Deferred lease credits	18,887	4,640	7,791
Accrued income and other taxes	(20,697)	(31,416)	43,482
Accrued liabilities	(19,192)	(2,598)	33,090
Total adjustments	123,132	64,251	361,909
Net cash provided by operating activities	$302,193	$464,270	$749,268
Investing activities:
Capital expenditures	(265,335)	(250,407)	(225,939)
Proceeds from sale of assets	-	-	12,345
Purchase of investments	(48,655)	(1,772,653)	(1,353,339)
Sale of investments	393,559	2,126,891	915,952
Other investing activities	(1,180)	(1,170)	(140)
Net cash provided by investing activities	$78,389	$102,661	$(651,121)
Financing activities:
Payments on capital leases	(2,177)	(1,912)	(3,020)
Net proceeds from note payable	75,000	-	2,025

Repurchase of common stock as part of publicly announced programs	-	(438,291)	(146,485)
Repurchase of common stock from employees	(3,432)	(12,310)	(7,635)
Cash paid for fractional shares in connection with three-for-two stock split	-	-	(113)
Net proceeds from stock options exercised	3,799	13,183	28,447
Excess tax benefit from share-based payment	693	6,156	19,541
Cash dividends paid	(82,394)	(80,796)	(61,521)
Net cash provided by (used for) financing activities	$(8,511)	$(513,970)	$(168,761)
Effect of exchange rates on cash	(14,790)	3,363	(178)
Net increase in cash and cash equivalents	$357,281	$56,324	$(70,792)
Cash and cash equivalents - beginning of period	116,061	59,737	130,529
Cash and cash equivalents - end of period	$473,342	$116,061	$59,737

CONTACT:      American Eagle Outfitters Inc.
Judy Meehan, 412-432-3300